EXHIBIT 99A.2
SELECTED COMBINED GROUP DATA         U S WEST COMMUNICATIONS GROUP
(UNAUDITED)

Dollars in            Quarter Ended            Year Ended
millions, except       December 31,     %     December 31,     %
per share amounts      1995    1994  Change  1995     1994   Change
---------------------------- ------- ------ -------  ------- ------
EBITDA (#1)           $1,059  $1,011   4.7   $4,220   $4,026   4.8
EBITDA margin           43.4%   43.5%   -      44.5%    43.9%   -
Capital
 expenditures           $816    $721  13.2   $2,739   $2,477  10.6
Return on equity (#2)   34.2%   40.6%   -      35.6%    39.0%   -
Debt-to-capital
 ratio:
 Communications Grp     66.0%   65.8%   -      66.0%    65.8%   -
 Telephone
  operations only       63.1%   60.9%   -      63.1%    60.9%   -
Employees:
 Communications Grp   50,825  51,402  (1.1)  50,825   51,402  (1.1)
 Telephone
  operations only     47,934  47,493   0.9   47,934   47,493   0.9
Common shares
 outstanding (#3)      473.6   469.3   0.9    473.6    469.3   0.9
Pro forma dividends
 per share            $0.535  $0.535    -     $2.14    $2.14    -

Access lines
 (thousands) (#4):
 Business              4,299   4,079   5.4    4,299    4,079   5.4
 Consumer             10,548  10,257   2.8   10,548   10,257   2.8
Total access lines    14,847  14,336   3.6   14,847   14,336   3.6

Billed access minutes
 of use (millions):
 Interstate           12,300  11,331   8.6   47,801   43,768   9.2
 Intrastate            2,516   2,225  13.1    9,504    8,507  11.7
Total minutes of use  14,816  13,556   9.3   57,305   52,275   9.6

<F1>
# 1: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gain on asset sales.
<F2>
# 2: Based on income before extraordinary item.
<F3>
# 3: Effective November 1, 1995, each share of U S WEST, Inc. common stock was converted into one share each of U S WEST Communi-cations Group common stock and U S WEST Media Group common stock. The common shares outstanding at December 31, 1994 are presented on a pro forma basis and assumed to be equal to the common shares outstanding for U S WEST, Inc.
<F4>
# 4: Access line growth excluding rural exchange sales was 4.2%.

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